EXHIBIT 33.1

Management’s Assertion on Compliance with Regulation AB Criteria

Report on Assessment of Compliance with Applicable Servicing Criteria

1.	Franklin Capital Corporation (“the Asserting Party”), is responsible for assessing compliance as of September 30, 2008 and for the period from October 1, 2007 through September 30, 2008, (the “Reporting Period”), with the servicing criteria applicable to the Asserting Party under paragraph (d) of Item 1122 of Regulation AB, as set forth in Appendix A hereto (such servicing criteria, excluding the criteria listed in the columns titled “Inapplicable Servicing Criteria” on Appendix A hereto, the “Applicable Servicing Criteria”). The transactions covered by this report include all asset-backed securities transactions backed by automotive retail installment contracts issued on or after January 1, 2006, for which transactions the Asserting Party acted as servicer, that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, where the related asset-backed securities were outstanding during the Reporting Period (the “Platform”), as listed in Appendix B hereto;

2.	The Asserting Party has engaged certain vendors (the “Vendors”), none of whom are considered a “servicer” as defined in Item 1101(j) of Regulation AB, to perform specific, limited or scripted activities, and the Asserting Party elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors’ activities as set forth in Appendix A hereto. The Asserting Party has policies and procedures in place designed to provide reasonable assurance that the Vendors’ activities comply in all material respects with the servicing criteria applicable to such Vendors;

3.	Except as set forth in paragraph 4 below, the Asserting Party used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance by the Asserting Party with the Applicable Servicing Criteria as of September 30, 2008 and for the Reporting Period with respect to the Platform taken as a whole;

4.	The criteria listed in the columns entitled “Inapplicable Servicing Criteria” on Appendix A hereto are inapplicable to the Asserting Party based on the activities it performs with respect to the Platform;

5.	The Asserting Party has concluded that, other than as identified on Appendix C, the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria as of September 30, 2008 and for the Reporting Period with respect to the Platform taken as a whole;

6.	The Asserting Party has not identified and is not aware of any material instance of noncompliance by the Vendors with the Applicable Servicing Criteria as of September 30, 2008 and for the Reporting Period with respect to the Platform taken as a whole;

7.	The Asserting Party has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the Applicable Servicing Criteria as of September 30, 2008 and for the Reporting Period with respect to the Platform taken as a whole; and

8.	PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued an attestation report for the Platform, stating that the Asserting Party has complied with the Applicable Servicing Criteria, except for the material instance of non-compliance identified on Appendix C, as of September 30, 2008 and for the Reporting Period.

December 9, 2008

Franklin Capital Corporation

By:	/s/ Tonya Roemer
Tonya Roemer
Senior Vice President/Assistant Corp. Treasurer

APPENDIX A

Servicing Criteria		Applicable Servicing Criteria		Inapplicable Servicing Criteria
Reference	Criteria	Performed Directly by Asserting Party	Performed by parties for which Asserting Party is the Responsible Party	Performed by parties for which Asserting Party is not the Responsible Party	Not performed by Asserting Party or by subservicer(s) or vendor(s) retained by Asserting Party
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements	X

1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X

1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.				X

1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.				X

1122(d)(2)(i)	Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing account no more than two business days of receipt, or such other number of days specified in the transaction agreements.	X1	X1

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.			X

1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.				X

1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization are separately maintained ( e.g., with respect to commingling of cash) as set forth in the transaction agreements.	X

1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of 240.13k-1 (b) (1) of this chapter.	X

Servicing Criteria		Applicable Servicing Criteria		Inapplicable Servicing Criteria
Reference	Criteria	Performed Directly by Asserting Party	Reference	Criteria	Performed Directly by Asserting Party
1122(d)(2)(vi)	Unissued checks are safeguarded so as to present unauthorized access.	X

1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations: (A) are mathematically accurate; (B) are prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) are reviewed and approved by someone other than the person who prepared the reconciliation; (D) and contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	X

1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements ; (C) are filed with the Commission as required by it’s rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.	X

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X2		X2

1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the servicer’s investor records, or such other number of days specified in the transaction agreements.			X

1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payments, or custodial bank statements.			X

1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	X

1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.	X

Servicing Criteria		Applicable Servicing Criteria		Inapplicable Servicing Criteria
Reference	Criteria	Performed Directly by Asserting Party	Performed by Vendor(s) for which Asserting Party is the Responsible Party	Performed by subservicer(s) or vendor(s) for which Asserting Party is not the Responsible Party	Not performed by Asserting Party or by subservicer(s) or vendor(s) retained by Asserting Party
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X

1122(d)(4)(iv)	Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the applicable servicers’ obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.	X

1122(d)(4)(v)	The servicer’s records regarding the pool assets agree with the servicer’s records with respect to an obligor’s unpaid principal balance.	X

1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s pool asset (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	X

1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	X

1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	X

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.				X

Servicing Criteria		Applicable Servicing Criteria		Inapplicable Servicing Criteria
Reference	Criteria	Performed Directly by Asserting Party	Reference	Criteria	Performed Directly by Asserting Party
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period as specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws and; (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool asset, or such other number of days specified in the transaction agreements.				X

1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.				X

1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.				X

1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.				X

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X

1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114 (a)(1) through (3) or Item 1115 of this Regulation AB, is maintained as set forth in the transaction agreements.	X

1	Franklin Capital Corporation (the “Company”) is responsible for the processing of collections received with respect to the automotive retail installment sales contracts held by Franklin Auto Trust 2006-1, Franklin Auto Trust 2007-1 and Franklin Auto Trust 2008-A.

•

FCC engaged one vendor – JP Morgan Chase Bank, N.A. – that performed specific and limited payment processing activities addressed by criterion 1122(d)(2)(i) associated with lockbox receipt and processing of payments during the twelve-month period ended September 30, 2008.

2	The Company is solely responsible for determining the amount of distribution to investors, the distribution priority (the waterfall), and for ensuring that collections are made available for deposit into custodial bank accounts in preparation for the distribution to investors in accordance with timeframes set forth in the transaction agreements. Citibank, N.A., as the Indenture Administrator, is solely responsible for ensuring that the distribution to the investor is made in accordance with timeframes set forth in the transaction agreements and in accordance with the investor reports issued by the Company.

APPENDIX B

Franklin Auto Trust 2006-1	Franklin Auto Trust 2007-1	Franklin Auto Trust 2008-A
Class A-1	Class A-1	Class A-1
Class A-2	Class A-2	Class A-2
Class A-3	Class A-3	Class A-3
Class A-4	Class A-4	Class A-4a
Class B	Class B	Class A-4b
Class C	Class C	Class B
Class C
Class D

APPENDIX C

Material Instances of Noncompliance

During the Reporting Period, the Company has identified the following material instance of noncompliance with the Applicable Servicing Criteria.

Item 1122(d)(3)(i)(B): Information provided in certain reports was not calculated in accordance with the terms specified in the transaction agreements.

The calculation errors do not have any material impact or effect on the pool asset performance, servicing of the pool assets or payments or expected payments on the Notes. The Company has corrected its calculation and reporting procedures and future reports will comply with the terms specified in the transaction agreements.